Free Writing Prospectus

Filed Pursuant to Rule 433

Dated November 15, 2013

Registration Statement No. 333-190866

NEW ISSUE:	$247+mm California Republic Bank (CRART) 2013-2 Prime Auto Loans
SOLE BOOKRUNNER:	CREDIT SUISSE	PUBLIC/SEC REGISTERED

CLS	$SIZE-MM	WAL	Moody’s	DBRS	P.WIN	L.FIN	BENCH	SPRD	YLD%	CPN%	$PX
A-1	39.000	0.25	P-1(sf)	R-1(H)	1-6	12/15/14	IntL		0.330	0.33000	100-00000
A-2	184.500	1.99	Aa3(sf)	AAA(sf)	6-47	03/15/19	EDSF	+85	1.243	1.23	99.98084
B	11.890	4.10	A2(sf)	A(sf)	47-50	07/15/19	IntS	+125	2.331	2.31	99.96191
C	11.770	4.15	Baa3(sf)	BBB(sf)	50-50	08/17/20	IntS	+225	3.351	3.32	99.96970

EXPECTED SETTLE	11/21/2013
FIRST PMT DATE	12/16/2013
EXPECTED RATINGS	MOODY’S, DBRS
TIMING	PRICED
PRICING SPEED	1.30% ABS to 10% CLEANUP CALL
FORMAT	PUBLIC/SEC REGISTERED
ERISA ELIGIBLE	YES
MIN DENOMS	$100K BY $1,000
BLOOMBERG TICKER	CRART 2013-2
BILL & DELIVER	CREDIT SUISSE

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer have filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.